NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson
July 26, 2018		First Citizens BancShares
919.716.2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR SECOND QUARTER 2018
RALEIGH, N.C. -- First Citizens BancShares, Inc. (BancShares) (Nasdaq: FCNCA) announced its financial results for the quarter ended June 30, 2018. Net income for the second quarter of 2018 was $93.3 million, or $7.77 per share, compared to $100.2 million, or $8.35 per share, for the first quarter of 2018, and $134.7 million, or $11.21 per share, for the corresponding period of 2017, according to Frank B. Holding, Jr., chairman of the board. BancShares’ current quarter results generated an annualized return on average assets of 1.08 percent and an annualized return on average equity of 11.00 percent, compared to respective returns of 1.58 percent and 17.10 percent for the second quarter of 2017, and 1.19 percent and 12.20 percent for the first quarter of 2018.
For the six months ended June 30, 2018, net income was $193.5 million, or $16.11 per share, compared to $202.3 million, or $16.84 per share, reported for the same period of 2017. Annualized returns on average assets and average equity were 1.13 percent and 11.59 percent, respectively, through June 30, 2018, compared to 1.20 percent and 13.11 percent, respectively, for the same period a year earlier. Year-to-date 2018 earnings included a pre-tax gain of $25.7 million resulting from the extinguishment of Federal Home Loan Bank (FHLB) debt obligations as well as favorable impacts from the Tax Cuts and Jobs Act of 2017 (Tax Act), which reduced the federal tax rate to 21.0 percent. Year-to-date 2017 earnings included pre-tax acquisition gains of $134.7 million recognized in connection with the FDIC-assisted transactions of Guaranty Bank (Guaranty) and Harvest Community Bank (HCB).
MERGER ACTIVITY
On May 1, 2018, BancShares’ bank subsidiary, First-Citizens Bank & Trust Company (First Citizens Bank) completed the merger of Tampa, Florida-based HomeBancorp, Inc. (HomeBancorp) and its subsidiary, HomeBanc, into First Citizens Bank. Under the terms of the merger agreement, cash consideration of $15.03 was paid to the shareholders of HomeBancorp for each share of HomeBancorp's common stock and total consideration was $112.7 million. The merger allowed FCB to expand its footprint in Florida by entering into two new markets in Tampa and Orlando. The HomeBancorp acquisition contributed $1.19 billion in consolidated amounts which included $566.2 million in loans and leases and $619.6 million in deposit balances at the acquisition date.
On June 27, 2018, First Citizens Bank and Capital Commerce Bancorp, Inc. entered into a definitive merger agreement. The agreement provides for the acquisition of Milwaukee, Wisconsin-based Capital Commerce Bancorp by First Citizens Bank. Under the terms of the agreement, cash consideration of $4.75 per share will be paid to the shareholders of Capital Commerce Bancorp for each share of Capital Commerce Bancorp’s common stock totaling approximately $28.1 million. The transaction is expected to close no later than the fourth quarter of 2018, subject to the receipt of regulatory approvals and the approval of Capital Commerce Bancorp’s shareholders. As of March 31, 2018, Capital Commerce Bancorp reported $216.2 million in consolidated assets, $180.6 million in loans and $171.0 million in deposits.
On July 25, 2018, First Citizens Bank and Palmetto Heritage Bancshares, Inc. announced the signing of a definitive merger agreement. The agreement provides for the acquisition of Pawley’s Island-based Palmetto Heritage Bancshares. Under the terms of the agreement, cash consideration of $135.00 per share will be paid to the shareholders of Palmetto Heritage Bancshares for each share of Palmetto Heritage’s common stock. The transaction is expected to close during the fourth quarter of 2018, subject to the receipt of regulatory approvals and the approval of Palmetto Heritage Bancshares’ shareholders. As of June 30, 2018, Palmetto Heritage Bancshares reported $167.9 million in consolidated assets, $137.8 million in loans and $126.4 million in deposits.

SECOND QUARTER HIGHLIGHTS

•	Loans grew by $926.4 million to $24.54 billion, or by 15.7 percent on an annualized basis, during the second quarter of 2018, due to the HomeBancorp acquisition and originated portfolio growth.

•
Deposits increased $439.6 million to $30.41 billion, or by 5.9 percent on an annualized basis, during the second quarter of 2018, primarily due to the deposit balances acquired from HomeBancorp and organic growth in demand deposit and interest-bearing savings and checking account balances.

•
Net interest income increased $11.8 million, or by 4.1 percent, compared to the first quarter of 2018. The increase was primarily due to higher loan balances and yields, improved investment yields and a decline in interest expense.

•
The taxable-equivalent net interest margin increased 7 basis points to 3.64 percent, compared to the first quarter of 2018, primarily due to higher loan yields and improved loan mix, improved investment yields and reductions of debt balances, offset by lower PCI interest income.

•
BancShares remained well capitalized with a Tier 1 risk-based capital ratio and common equity Tier 1 ratio of 13.06 percent, total risk-based capital ratio of 14.43 percent and leverage capital ratio of 9.99 percent at June 30, 2018.

LOANS AND DEPOSITS
During the second quarter, loans grew by $926.4 million, or 15.7 percent on an annualized basis. Loan growth was attributable to $412.6 million of organic growth and $558.9 million acquired from HomeBancorp, offset by $45.1 million in PCI run-off.
Year-to-date loan balances increased by a net $941.6 million, or 8.0 percent on an annualized basis. This increase was due to organic growth of $486.9 million and $558.9 million acquired from HomeBancorp, offset by $104.2 million in PCI run-off.
At June 30, 2018, deposits were $30.41 billion, an increase of $439.6 million since March 31, 2018, and $1.14 billion since December 31, 2017. These increases during the three and six months ended June 30, 2018, were due to organic growth in demand deposit and interest-bearing savings and checking account balances as well as the deposit balances acquired from the HomeBancorp acquisition of $582.2 million. These positive drivers were offset by run-off in time deposits and lower money market account balances.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $224.9 million at June 30, 2018, an increase of $1.7 million and $3.0 million from March 31, 2018, and December 31, 2017, respectively. The allowance as a percentage of total loans at June 30, 2018, was 0.92 percent, down from 0.94 percent at both March 31, 2018, and December 31, 2017.
BancShares recorded a net provision expense of $8.4 million for loan and lease losses during the second quarter of 2018, compared to $7.6 million for the first quarter of 2018 and $12.3 million for the second quarter of 2017. The $833 thousand increase in net provision expense compared to the first quarter of 2018 was largely driven by an increase in the non-PCI provision as a result of loan growth, partially offset by a decrease in the PCI provision. The $3.9 million decline in net provision expense from the second quarter of 2017 was primarily due to a decrease in the non-PCI provision.
NONPERFORMING ASSETS
At June 30, 2018, BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO), were $133.3 million, down from $138.9 million at March 31, 2018, and $144.3 million at December 31, 2017. The decrease from March 31, 2018, was due to a $4.2 million decrease in nonaccrual loans and a $1.5 million decline in OREO balances. The decrease from December 31, 2017, was due to a $6.5 million decline in nonaccrual loans and a $4.5 million decrease in OREO balances as sales and write-downs outpaced additions.

NET INTEREST INCOME
Net interest income increased $11.8 million to $296.2 million, or by 4.1 percent, from the first quarter of 2018. The increase was primarily due to higher net loan interest income of $9.1 million due to higher loan yields and balances. Net interest income also benefited from an increase in investment securities interest income of $2.2 million resulting from higher investment yields as well as a $506 thousand decrease in interest expense as a result of lower borrowings.
Net interest income increased $34.6 million, or by 13.2 percent, from the second quarter of 2017. The increase was primarily due to a $25.4 million increase in net loan interest income resulting from originated loan growth and improved yields, as well as the contribution from the HomeBancorp acquisition. Net interest income also benefited from an increase in investment securities interest income of $6.8 million due to improved yields and a decline in interest expense of $3.3 million largely related to lower borrowings.
The taxable-equivalent net interest margin was 3.64 percent for the second quarter of 2018, an increase of 7 basis points from the first quarter of 2018 and an increase of 36 basis points from the same quarter in the prior year. The margin improvement for both periods was primarily due to improved loan and investment yields, higher loan balances and lower borrowings costs.
NONINTEREST INCOME
Noninterest income, excluding a gain of $25.7 million due to the extinguishment of FHLB debt obligations in the first quarter of 2018, increased by $4.1 million from the prior quarter. This increase was primarily due to growth of $3.5 million in the fair value adjustment to marketable equity securities and a $1.9 million increase in wealth management fees, partially offset by a $836 thousand decrease in insurance commissions.
Noninterest income, excluding acquisition gains of $122.7 million in the second quarter of 2017, increased by $6.0 million from the same period last year, which was primarily due to an increase in the fair value adjustment to marketable equity securities of $4.4 million and higher wealth management fees of $3.6 million. These net increases were offset by an investment securities gain of $3.4 million in the second quarter of 2017.
NONINTEREST EXPENSE
Noninterest expense decreased by $2.1 million to $266.0 million, compared to the first quarter of 2018. The decrease was largely the result of lower occupancy expenses of $1.9 million and a decline in personnel expenses of $1.7 million. Partially offsetting these decreases was an increase of $1.8 million in merger-related expenses primarily related to the HomeBancorp acquisition.
Noninterest expense increased by $10.9 million compared to the second quarter of 2017. This increase was primarily the result of a $12.3 million increase in personnel expenses as well as increased processing fees paid to third parties of $2.5 million primarily related to the Guaranty acquisition. These increases were partially offset by declines in merger-related expenses of $4.4 million and other miscellaneous expense improvements.
INCOME TAXES
Income tax expense was $29.4 million for the second quarter of 2018, $31.2 million for the first quarter of 2018 and $77.2 million for the second quarter of 2017, representing effective tax rates of 24.0 percent, 23.8 percent and 36.4 percent during the respective periods. The income tax expense and effective tax rate decreases during the second and first quarters of 2018 compared to the second quarter of 2017 were primarily due to the impact of the Tax Act.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company (First Citizens Bank). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including digital banking, mobile banking, ATMs and telephone banking. As of June 30, 2018, BancShares had total assets of $35.09 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended			Six months ended
(Dollars in thousands, except share data; unaudited)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
SUMMARY OF OPERATIONS
Interest income	$303,877	$292,601	$272,542	$596,478	$533,399
Interest expense	7,658	8,164	10,933	15,822	21,447
Net interest income	296,219	284,437	261,609	580,656	511,952
Provision for loan and lease losses	8,438	7,605	12,324	16,043	20,555
Net interest income after provision for loan and lease losses	287,781	276,832	249,285	564,613	491,397
Gain on acquisitions	—	—	122,728	—	134,745
Noninterest income excluding gain on acquisitions	100,927	122,684	94,913	223,611	182,542
Noninterest expense	265,993	268,063	255,047	534,056	491,746
Income before income taxes	122,715	131,453	211,879	254,168	316,938
Income taxes	29,424	31,222	77,219	60,646	114,657
Net income	$93,291	$100,231	$134,660	$193,522	$202,281
Taxable-equivalent net interest income	$297,021	$285,248	$262,549	$582,269	$514,142
PER SHARE DATA
Net income	$7.77	$8.35	$11.21	$16.11	$16.84
Cash dividends	0.35	0.35	0.30	0.70	0.60
Book value at period-end	286.99	280.77	269.75	286.99	269.75
CONDENSED BALANCE SHEET
Cash and due from banks	$260,525	$248,139	$556,772	$260,525	$556,772
Overnight investments	1,223,311	1,946,882	2,882,789	1,223,311	2,882,789
Investment securities	7,190,545	6,967,921	6,596,530	7,190,545	6,596,530
Loans and leases	24,538,437	23,611,977	22,871,465	24,538,437	22,871,465
Less allowance for loan and lease losses	(224,865)	(223,116)	(228,798)	(224,865)	(228,798)
Other assets	2,100,613	1,884,634	2,091,092	2,100,613	2,091,092
Total assets	$35,088,566	$34,436,437	$34,769,850	$35,088,566	$34,769,850
Deposits	$30,408,884	$29,969,245	$29,456,338	$30,408,884	$29,456,338
Other liabilities	1,232,796	1,095,078	2,073,661	1,232,796	2,073,661
Shareholders’ equity	3,446,886	3,372,114	3,239,851	3,446,886	3,239,851
Total liabilities and shareholders’ equity	$35,088,566	$34,436,437	$34,769,850	$35,088,566	$34,769,850
SELECTED PERIOD AVERAGE BALANCES
Total assets	$34,673,927	$34,267,945	$34,243,527	$34,471,833	$33,871,083
Investment securities	7,091,442	7,053,001	7,112,267	7,072,328	7,098,702
Loans and leases	24,205,363	23,666,098	22,575,323	23,937,221	22,265,106
Interest-earning assets	32,669,810	32,320,431	32,104,717	32,496,086	31,704,069
Deposits	30,100,615	29,472,125	29,087,852	29,788,106	28,811,046
Interest-bearing liabilities	18,885,168	19,031,404	19,729,956	18,957,881	19,699,683
Shareholders’ equity	$3,400,867	$3,333,114	$3,159,004	$3,366,990	$3,111,388
Shares outstanding	12,010,405	12,010,405	12,010,405	12,010,405	12,010,405
SELECTED RATIOS
Annualized return on average assets	1.08%	1.19%	1.58%	1.13%	1.20%
Annualized return on average equity	11.00	12.20	17.10	11.59	13.11
Taxable-equivalent net interest margin	3.64	3.57	3.28	3.61	3.27
Efficiency ratio (1)	67.73	70.48	72.22	69.09	71.14
Tier 1 risk-based capital ratio	13.06	13.38	12.69	13.06	12.69
Common equity Tier 1 ratio	13.06	13.38	12.69	13.06	12.69
Total risk-based capital ratio	14.43	14.70	14.07	14.43	14.07
Leverage capital ratio	9.99	10.02	9.33	9.99	9.33
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares’ securities gains, acquisition gains, one-time gains on extinguishment of debt, fair market value adjustment on marketable equity securities and FDIC shared-loss termination from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Six months ended
(Dollars in thousands, unaudited)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$223,116	$221,893	$220,943	$221,893	$218,795
Provision (credit) for loan and lease losses:
PCI loans (1)	161	2,354	2,572	2,515	(273)
Non-PCI loans (1)	8,277	5,251	9,752	13,528	20,828
Net charge-offs of loans and leases:
Charge-offs	(9,712)	(9,697)	(9,423)	(19,409)	(18,194)
Recoveries	3,023	3,315	4,954	6,338	7,642
Net charge-offs of loans and leases	(6,689)	(6,382)	(4,469)	(13,071)	(10,552)
ALLL at end of period	$224,865	$223,116	$228,798	$224,865	$228,798
ALLL at end of period allocated to loans and leases:
PCI	$12,423	$12,296	$13,496	$12,423	$13,496
Non-PCI	212,442	210,820	215,302	212,442	215,302
ALLL at end of period	$224,865	$223,116	$228,798	$224,865	$228,798
Net charge-offs of loans and leases:
PCI	$34	$84	$—	$118	$—
Non-PCI	6,655	6,298	4,469	12,953	10,552
Total net charge-offs	$6,689	$6,382	$4,469	$13,071	$10,552
Reserve for unfunded commitments	$1,554	$1,116	$1,133	$1,554	$1,133
SELECTED LOAN DATA
Average loans and leases:
PCI	$682,521	$733,830	$858,053	$708,034	$857,778
Non-PCI	23,522,842	22,932,268	21,717,270	23,229,187	21,407,328
Loans and leases at period-end:
PCI	674,269	703,837	894,863	674,269	894,863
Non-PCI	23,864,168	22,908,140	21,976,602	23,864,168	21,976,602
RISK ELEMENTS
Nonaccrual loans and leases:
PCI	$1,570	$1,580	$1,312	$1,570	$1,312
Non-PCI	85,055	89,260	88,067	85,055	88,067
Other real estate	46,633	48,089	60,781	46,633	60,781
Total nonperforming assets	$133,258	$138,929	$150,160	$133,258	$150,160
Accruing loans and leases 90 days or more past due	$44,445	$51,259	$76,778	$44,445	$76,778
RATIOS
Net charge-offs (annualized) to average loans and leases:
PCI	0.02%	0.05%	—%	0.03%	—%
Non-PCI	0.11	0.11	0.08	0.11	0.10
Total	0.11	0.11	0.08	0.11	0.10
ALLL to total loans and leases:
PCI	1.84	1.75	1.51	1.84	1.51
Non-PCI	0.89	0.92	0.98	0.89	0.98
Total	0.92	0.94	1.00	0.92	1.00
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.54	0.59	0.65	0.54	0.65
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$24,205,363	$261,703	4.34%	$23,666,098	$252,627	4.32%	$22,575,323	$236,580	4.20%
Investment securities:
U. S. Treasury	1,532,868	7,139	1.87	1,567,388	6,774	1.75	1,622,936	4,453	1.10
Government agency	84,640	468	2.21	14,952	100	2.67	52,049	203	1.56
Mortgage-backed securities	5,270,891	28,184	2.14	5,295,273	27,093	2.05	5,278,731	24,756	1.88
Corporate bonds and other	94,401	1,298	5.50	66,009	1,010	6.12	60,356	932	6.17
State, county and municipal	764	8	4.07	—	—	—	—	—	—
Marketable equity securities	107,878	267	0.99	109,379	209	0.77	98,195	154	0.63
Total investment securities	7,091,442	37,364	2.11	7,053,001	35,186	2.00	7,112,267	30,498	1.72
Overnight investments	1,373,005	5,612	1.64	1,601,332	5,599	1.42	2,417,127	6,404	1.06
Total interest-earning assets	$32,669,810	$304,679	3.75%	$32,320,431	$293,412	3.67%	$32,104,717	$273,482	3.42%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$5,228,803	$314	0.02%	$5,091,670	$293	0.02%	$4,978,159	$253	0.02%
Savings	2,468,677	194	0.03	2,378,499	171	0.03	2,293,589	188	0.03
Money market accounts	7,989,268	2,125	0.11	8,139,405	1,749	0.09	8,107,107	1,688	0.08
Time deposits	2,401,434	1,888	0.32	2,340,698	1,543	0.27	2,745,473	2,003	0.29
Total interest-bearing deposits	18,088,182	4,521	0.10	17,950,272	3,756	0.08	18,124,328	4,132	0.09
Repurchase agreements	516,999	373	0.29	585,627	548	0.37	718,700	539	0.30
Other short-term borrowings	46,614	448	3.82	91,440	886	3.88	87,609	637	2.88
Long-term obligations	233,373	2,316	3.96	404,065	2,974	2.94	799,319	5,625	2.82
Total interest-bearing liabilities	$18,885,168	$7,658	0.16	$19,031,404	$8,164	0.17	$19,729,956	$10,933	0.22
Interest rate spread			3.59%			3.50%			3.20%
Net interest income and net yield on interest-earning assets		$297,021	3.64%		$285,248	3.57%		$262,549	3.28%
(1) Loans and leases include PCI and non-PCI loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0 percent, 21.0 percent and 35.0 percent as well as state income tax rates of 3.4 percent, 3.4 percent and 3.1 percent for the three months ended June 30, 2018, March 31, 2018 and June 30, 2017, respectively. The taxable-equivalent adjustment was $802, $811 and $940 for the three months ended June 30, 2018, March 31, 2018 and June 30, 2017, respectively.